EXHIBIT 10.1
CONFIDENTIAL

September 10, 2021

Brandon Blossman
Chief Financial Officer
RNGR Energy Services, LLC
10350 Richmond Avenue, Suite 550
Houston, TX 77042

Up to $77,500,000 Senior Secured Credit Facility Commitment Letter

Ladies and Gentlemen:

RNGR Energy Services, LLC ( together with your affiliates collectively “you” or “RNGR”) has advised Eclipse Business Capital LLC ( “EBC”) that you seek to (i) refinance your existing secured credit facilities the (“Existing Facilities”) with Wells Fargo Bank, N.A. (the “Wells Fargo”) and Encina Equipment Finance SPV, LLC (“Encina”); and (ii) obtain financing in connection with your potential direct or indirect purchase of certain assets from Basic Energy Services, Inc. in connection with its Chapter 11 bankruptcy proceeding by entering into a new senior secured credit facility with EBC. Based on the information you have provided to us and our discussions to date, (i) Eclipse Business Capital SPV, LLC (“EBC SPV” in such capacity the “Lender” together with EBC collectively “we” or “us”) is pleased to advise you of its commitment to provide up to a Seventy Seven Million Five Hundred Thousand Dollars ($77,500,000) senior secured credit facility (“Credit Facility”) consisting of a revolving credit facility in the amount of Fifty Million Dollars ($50,000,000) (the “Revolving Credit Facility”), a M&E term loan facility in an amount of up to Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the “M&E Term Loan Facility”) and a term loan B facility in an amount of up to Fifteen Million Dollars ($15,000,000) (the “Term Loan B Facility”, together with the Revolving Credit Facility and the M&E Term Loan Facility, the “Credit Facility”); and (ii) EBC is pleased to advise you of its agreement to act as sole administrative and collateral agent for the Credit Facility (in such capacity, the “Agent”) in each case, upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”), including the Loan Agreement (as defined below) and Fee Letter (as defined below).

Terms of the Credit Facility
The Credit Facility shall be governed by a Loan and Security Agreement in substantially the form and substance of the Loan and Security Agreement attached hereto as Exhibit A with such changes as agreed to in writing by EBC and EBC SPV and you (the “Loan Agreement”) and the Agent Fee Letter attached hereto as Exhibit B (the “Fee Letter”). Capitalized terms used in this Commitment Letter and not otherwise defined are used herein as defined in the Loan Agreement or Fee Letter, as applicable.

Projections
You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) financial estimates, forecasts and other forward-looking information (the “Projections”) and (ii) information of a general economic or general industry nature, being referred to herein as the “Information”) that have been or will be made available to us, the Agent and Lenders by you or any of your representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto), taken as a whole, and (b) the Projections that have been or will be made available to us, the Agent or Lender by you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and furnished, it being understood that any such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ and that such differences may be material.

Permitted Uses
The initial funding of the Credit Facility shall be used solely for the purposes set forth in Section 7.13 of the Loan Agreement.

Conditions Precedent
The commitments hereunder and the closing of the Credit Facility shall be subject to (i) the accuracy and completeness of all representations that you and your affiliates make to us in the Loan Agreement and this Commitment Letter, (ii) your compliance with the terms of this Commitment Letter (including the Loan Agreement) and the Fee Letter; and (iii) the conditions set forth in Section 4 of the Loan Agreement including the negotiation, execution and receipt of all Loan Documents, third party agreements, customary legal opinions and other documents set forth in the Closing Checklist attached to the Loan Agreement as Exhibit B in each case in form and substance satisfactory to EBC, EBC SPV and their counsel.

Commitment Fee
Upon acceptance of this Commitment by RNGR, RNGR shall pay EBC a commitment fee (the “Commitment Fee”) equal to $100,000; provided, that should the closing of the Credit Facility occur, the Closing Fee shall be reduced on a dollar-for-dollar basis by the amount paid in respect of the Commitment Fee.

Expenses
All internal and external legal fees and other expenses of EBC and EBC SPV (limited to one primary outside counsel and, if necessary, local counsel to in each appropriate jurisdiction), relating to the financing contemplated by this Commitment Letter shall be borne by RNGR, whether or not the transaction closes (EBC acknowledges a good faith deposit from RNGR in the amount of $25,000 for such fees and expenses).

Exclusivity
RNGR agrees that it will work exclusively with EBC and EBC SPV for a period of 90 days from the date hereof to complete the contemplated transaction contained in this Commitment Letter.

Confidentiality
The contents of this Commitment Letter are confidential. RNGR agrees that it will not show, circulate, or otherwise disclose this letter, the Loan Agreement or the Fee Letter or their contents to any other person other than (i) its officers, employees, attorneys, agents and advisors, on a confidential basis, as necessary, in connection with their evaluation of the terms and conditions set forth herein; who shall agree to maintain its confidentiality; (ii) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, compulsory legal process or to the extent required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree to inform EBC, promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation prior to such disclosure; (iii) if the Commitment Letter is accepted by RNGR a copy of this Commitment Letter, including the Loan Agreement (but not the Fee Letter) may be shared, with (a) Basic Energy and its officers, employees agents and advisors on a confidential basis in connection with any bid by RNGR in connection with the proposed Basic Energy Acquisition; who shall agree to maintain its confidentiality except as required by law; and (b) the Basic Energy Bankruptcy Court in connection with any bid by RNGR in connection with the proposed Basic Energy Acquisition; which disclosure shall be under seal unless otherwise agreed by EBC. If this Commitment Letter is not accepted by RNGR, you agree that you immediately will return to EBC, the original copies of this letter, and any summaries thereof which you or your advisors may have created.

Indemnity
RNGR agrees to indemnify, defend and hold EBC, EBC SPV and their respective affiliates and the principals, directors, officers, employees, members, managers, representatives, agents and third party advisors of each of them (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, and liabilities of any kind to which any Indemnified Person may become subject in connection with this letter or any transaction contemplated herein and reimburse each Indemnified Person upon written demand for all legal and other expenses incurred in connection with defending any lawsuit, investigation, claim or other proceeding relating to any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, be available to the extent that such liabilities or expenses (x) are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted solely from the gross negligence, willful misconduct or bad faith of such Indemnified Person in performing its activities or in furnishing its commitments or services under this Commitment Letter or (y) result from a claim not involving an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against another Indemnified Person (other than against EBC, in its capacity as the Agent).

Assignments and Amendments
This Commitment Letter shall not be assignable by you without the prior written consent of EBC (and any purported assignment without such consent shall be null and void), and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. This Commitment Letter may not be amended or waived except in a written instrument signed by you and EBC and EBC SPV.

Counterparts and Governing Law
This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof.

The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement and any claims sounding in contract law or tort law arising out of the subject matter hereof.

Venue and Submission to Jurisdiction
The parties hereto consent and agree that the state or federal courts located in Cook County, State of Illinois, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Credit Facility any other transaction relating hereto or thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters, provided, that the parties hereto acknowledge that any appeal from those courts may have to be heard by a court located outside of such jurisdiction. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

Waiver of Jury Trial
THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE CREDIT FACILITY AND ANY OTHER TRANSACTION RELATED HERETO OR THERETO. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

Integration
This Commitment Letter supersedes any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and their affiliates as to the subject matter hereof.

Timing

This Commitment Letter and the commitment and undertakings hereunder will expire at 1:00 p.m. (Chicago time) on September 10, 2021 unless you execute this Commitment Letter and return it to EBC and wire the Commitment Fee to us prior to that time whereupon this Commitment Letter shall become effective. Thereafter, the commitment of EBC SPV and the undertakings by EBC hereunder will expire at 5:00 p.m. on October 31, 2021, unless the Credit Facility has closed on or prior to such date and time or we agree in writing to an extension.

Please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to EBC such signature pages by 1:00 p.m., Chicago time on September 10, 2021.

Sincerely,

ECLIPSE BUSINESS CAPITAL LLC, as Agent for the Credit Facility

By: /s/ Margaret Ceconi_______________________
Name: Margaret Ceconi
Title: Senior Managing Director

ECLIPSE BUSINESS CAPITAL SPV, LLC, as Lender for the Credit Facility

By: /s/ Margaret Ceconi_______________________
Name: Margaret Ceconi
Title: Senior Managing Director

AGREED AND ACCEPTED:

RNGR ENERGY SERVICES, LLC, a Delaware limited liability company

By: /s/ J. Brandon Blossman__________________
Name: J. Brandon Blossman
Title: Chief Financial Officer

Exhibit A
LOAN AGREEMENT
[Omitted]

Exhibit B
Fee letter
[Omitted]